UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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3M Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

On March 23, 2011, the 3M Company filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission.  Due to a clerical error, footnote 1 to the Common Stock and Total Stock-Based Holdings Table on page 31 of the Proxy Statement (the “Table”) contained immaterial errors regarding the number of shares that may be acquired by the Named Executive Officers pursuant to stock options that are or will be exercisable within 60 days of February 28, 2011.  In all other respects, the Table and footnotes were correct as filed.  The Table with a corrected version of footnote 1 is set forth below and the Proxy Statement shall be deemed amended to reflect this change.

INFORMATION ON STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table includes all 3M stock-based holdings, as of February 28, 2011, of the directors and the Named Executive Officers set forth in the Summary Compensation Table, and the directors and executive officers as a group.

Common Stock and Total Stock-Based Holdings

Name and Principal Position	Stock(1)		Restricted Stock Units/ Deferred Stock(2)		Total(3)
Linda G. Alvarado, Director	19,706		—		19,706
Vance D. Coffman, Director	25,568		—		25,568
Michael L. Eskew, Director	18,109		—		18,109
W. James Farrell, Director	7,756		—		7,756
Herbert L. Henkel, Director	12,128		—		12,128
Edward M. Liddy, Director	30,331		—		30,331
Robert S. Morrison, Director	116,398		—		116,398
Aulana L. Peters, Director	47,532		—		47,532
Robert J. Ulrich, Director	8,855		—		8,855
George W. Buckley, Director, Chairman of the Board, President and Chief Executive Officer	1,036,636		137,007	(5)	1,173,643	(5)
Patrick D. Campbell, Chief Financial Officer	494,738	(6)	26,672		521,410	(6)
Inge G. Thulin, Executive Vice President	401,417		44,734		446,151
Hak Cheol Shin, Executive Vice President	280,806		51,790		332,596
Michael A. Kelly, Executive Vice President	178,541		20,265		198,806
All Directors and Executive Officers as a Group (26 persons)(4)	4,913,864		513,095		5,426,959

FOOTNOTES TO COMMON STOCK AND TOTAL STOCK-BASED HOLDINGS TABLE

(1)           This column lists beneficial ownership of 3M common stock as calculated under SEC rules, including restricted stock held by certain of the Executive Officers over which they have sole voting power but no investment power. The restricted stock generally vests over a three- to five-year period if the executive remains continuously employed by the Company and is subject to forfeiture under certain circumstances. Unless otherwise noted, voting power and investment power in the shares are exercisable solely by the named person, and none of the shares are pledged as security by the named person. In accordance with SEC rules, this column also includes shares that may be acquired pursuant to stock options that are or will be exercisable within 60 days of February 28, 2011 as follows: Mr. Buckley (898,608), Mr. Campbell (457,110), Mr. Thulin (380,772), Mr. Shin (258,962), Mr. Kelly (164,834), and Mr. Morrison (92,632). Mr. Morrison’s options were granted during his service as interim CEO from June 30 to December 6, 2005. This column also includes the number of shares of the Company’s common stock which the nonemployee directors will receive upon termination of membership on the Board of Directors for any reason as follows: Ms. Alvarado (9,100), Mr. Coffman (20,022), Mr. Eskew (18,109), Mr. Farrell (7,756), Mr. Henkel (12,128), Mr. Liddy (30,331), Mr. Morrison (19,235), Mrs. Peters (42,162), and Mr. Ulrich (5,850). This column includes the following shares over which the identified director or Named Executive Officer has shared voting and investment power through family trusts or joint accounts: Mr. Morrison (3,934).

(2)           This column reflects restricted stock units that generally vest over a three- to five-year period, assuming continued employment until each vesting date (or until the individual retires from the Company, in some cases). This column also includes the following shares of the Company’s common stock which the Named Executive Officer or other Executive Officers are entitled to receive following their retirement from the Company as a result of their election to defer the payout of their 2008 performance share awards under the 3M Performance Unit Plan: Mr. Buckley (27,063.1), and All Directors and Executive Officers as a Group (30,211.796). The Executive Officers do not have voting power with respect to the shares listed in this column.

(3)           This column shows the individual’s total 3M stock-based holdings, including the securities shown in the “Stock” column (as described in note 1) and restricted stock units/deferred stock (as described in note 2).

(4)           All Directors and Executive Officers, as a group, owned beneficially less than one percent of the outstanding common stock of the Company.

(5)           Of this total number of shares, beneficial ownership of 4,992.271 shares earned by Mr. Buckley as a result of his 2008 performance share award under the 3M Performance Unit Plan has been assigned to his former spouse pursuant to their marital dissolution agreement.

(6)           Of this total number of shares, 1,277 shares credited to Mr. Campbell’s Company stock account in the Company’s 401(k) plan have been assigned to his former spouse in connection with the dissolution of their marriage. The Company anticipates that these shares will be formally transferred to his former spouse pursuant to a qualified domestic relations order.